Exhibit 99.1

Marlborough Software Development Holdings Inc. Announces Closing of Private Placement of Equity Securities

Marlborough, Mass. - October 11, 2012 - Marlborough Software Development Holdings Inc. (“MSDH” or the “Company”) (OTCQB: MBGH), which is the owner of the Pageflex brand of products and does business under the Pageflex brand name, announced today that the Company has received an equity investment from two investors. The equity securities sold consist of units of non-convertible, redeemable preferred stock and warrants to purchase shares of the Company’s common stock at an exercise price of $.67 per share. The investment is scheduled to occur in two tranches, the first in the aggregate amount of approximately $2 million of preferred stock and 2,985,070 warrants, closed today, and a second tranche of $1.5 million of the same securities will occur at a second closing in 2013 if certain performance criteria specified in the investment documents have been achieved as of the end of the second quarter of 2013. There can be no assurance that these performance criteria will be met.

The two investors were Amos Kaminski, a member of the Company’s board of directors, and The Altshuler Shaham Group, in its management capacity for certain provident and pension funds. Established in 1990, the Altshuler Shaham Group is a leading Israeli asset management firm, providing a range of services to institutional and private investors. Mr. Kaminski was previously the Chief Executive Officer of Bitstream, Inc. (on an interim basis) from May 1, 2011 through the date on which Bitstream was sold to a third party and MSDH was spun out as a standalone public company. He had been Chairman of the Board of Bitstream since August 2010 and a director of Bitstream since 1985. Previously, he served as Chairman of the Board of Bitstream from 1991 through 1996.

“We are pleased to have MSDH and the Pageflex product as part of our investment portfolio,” said Gilad Altshuler, Chief Executive Officer, Altshuler Shaham Group. “We look at many technology companies as investment opportunities, but MSDH stood out because of their innovative technology, their relationships with OEM partners, and their vision for the future. We have confidence in the Pageflex team and we have decided to invest based on view of their chances for success.”

Pinhas Romik, President and CEO of MSDH said, “We expect that these investments will strengthen the Company’s financial position and reassure the Company’s shareholder, partners, employees, and customers that MSDH has the resources it needs to support growth for the future. We are extremely grateful for the confidence which these two investors have shown in us at a pivotal moment. We intend to do all we can to meet the expectations of these investors and to increase our value for the benefit of all of our shareholders.

Contact

Marion Williams-Bennett

617-520-8311

mbennett@pageflex.com

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Forward-looking statements can be identified by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including MSDH’s Annual Report on Form 10-K for the year ended December 31, 2011, as supplemented by MSDH’s subsequent quarterly reports on Form 10-Q in 2012. We undertake no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise after the date of this document.

About Marlborough Software Development Holdings Inc. (“MSDH”)

MSDH’s Pageflex branded products enable companies across the globe to communicate their marketing messages more easily and effectively. The award-winning Pageflex product line sets the standard for excellence and innovation in targeted marketing and brand management. Pageflex offers the ability to personalize any form of communication in print, e-mail, or on the Web. Pageflex pioneered the concepts of variable data and web-to-print storefronts, and has expanded to offer software for multi-channel campaign management, dynamic publishing, and back-end production automation. Pageflex solutions use the patented Pageflex variable publishing engine and Adobe® InDesign®. For more information, visit www.pageflex.com.